[Randalls Logo]

                                                                          , 1999

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of
Randall's Food Markets, Inc. which we will hold at      a.m., local time, on
            , 1999, at the offices of Randall's, 3663 Briarpark, Houston, Texas 77042.

     As you may know, on July 22, 1999, Randall's entered into a merger agreement with Safeway Inc. and a wholly owned subsidiary of Safeway pursuant to which Randall's will be merged with and into that wholly owned subsidiary. The purpose of this special meeting is to approve the merger agreement, including the merger transaction described in the merger agreement, and certain severance and stock option arrangements related to the merger.

     In the merger, each of your shares of Randall's common stock will be converted into the right to receive $25.05 in cash and .3204 of a share of Safeway common stock. If, however, all conditions to the merger are satisfied or waived except for the conditions that Randall's and Safeway each receive an opinion of counsel that the merger constitutes a reorganization for purposes of the Internal Revenue Code, the amount of cash will be reduced and the fraction of a share of Safeway common stock will be increased so that those conditions can be met. Any adjustment to the merger consideration will not change the aggregate value of the cash and stock consideration, based on the closing price of the Safeway common stock on the New York Stock Exchange on the trading day before the date the merger becomes final.

     On             , 1999, the Safeway common stock, which is listed on the New
York Stock Exchange under the symbol "SWY", closed at $     per share.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Randall's common stock. Pursuant to voting agreements entered into with Safeway, holders of approximately 83% of the outstanding shares of Randall's common stock have agreed to vote in favor of the approval of the merger agreement. In addition, approval of the severance and stock option arrangements requires a separate vote and approval by the affirmative vote of the holders of 75% of the outstanding shares of Randall's common stock who are not entitled to receive those benefits or who are not lineally related to, or the spouse of, the persons who are entitled to receive those benefits. RFM Acquisition LLC, who holds more than 75% of the shares eligible to approve these arrangements, has informed Randall's that it intends to vote its shares in favor of the approval of these arrangements.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF RANDALL'S AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT WITH SAFEWAY. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU APPROVE THE SEVERANCE AND STOCK OPTION ARRANGEMENTS. PLEASE REVIEW CAREFULLY THIS ENTIRE DOCUMENT.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.

                                          Sincerely,

                                          R. Randall Onstead, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

   This document is dated                     , 1999 and was first mailed to
                  shareholders on or about             , 1999.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 1999

     We will hold a special meeting of shareholders of Randall's Food Markets,
Inc. at                a.m., local time, on                , 1999, at the
offices of Randall's, 3663 Briarpark, Houston, Texas 77042 for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 22, 1999, among Safeway Inc., SI Merger Sub, Inc. and Randall's, as the same may be amended from time to time. In the merger, Randall's will become a wholly owned subsidiary of Safeway and all outstanding shares of Randall's common stock, other than shares held by Safeway, Randall's, any of their subsidiaries and any dissenting shareholders, will be converted into the right to receive $25.05 in cash and a fraction of a share of Safeway common stock equal to .3204, subject to adjustment as provided in the merger agreement.

          2. To consider and vote upon a proposal to approve, pursuant to
     Section 280G(b)(5)(A)(ii) of the Internal Revenue Code, the enhanced severance arrangements and the adjustment of the terms of options to purchase Randall's common stock to provide for their accelerated vesting or exercisability.

          3. To consider and take action on any other business that may properly come before the meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on             , 1999 are
entitled to notice of the meeting and to vote their shares at the special meeting and any adjournments or postponements of it.

     For more information about the merger, please review the entire proxy statement and the accompanying prospectus of Safeway, including the Annexes to Safeway's prospectus.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THE ACCOMPANYING ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE SPECIAL MEETING.

     Please do not send in any stock certificates at this time.

                                          By action of the Board of Directors,

                                          Lee E. Straus, Secretary
            , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Overview of the Merger......................................     1
  What You Will Receive in the Merger.......................     1
  Treatment of Stock Options in the Merger..................     2
  Exchange of Share Certificates............................     3
Safeway Inc.................................................     3
Cautionary Statement Regarding Forward Looking Statements...     3
The Special Meeting.........................................     4
  General...................................................     4
  Date, Time and Place......................................     4
  Matters to be Considered at the Special Meeting; Vote
     Required...............................................     4
  Record Date...............................................     7
  How Shares Will be Voted at the Special Meeting...........     7
  Voting Shares Held by the ESOP............................     8
  How to Revoke a Proxy.....................................     8
  Solicitation of Proxies...................................     8
The Merger..................................................     9
  Background of the Merger..................................     9
  Recommendation of the Randall's Board; Reasons for the
     Merger.................................................    12
  Opinion of Randall's Financial Advisor....................    13
  ESOP Valuation............................................    13
  Interests of Members of Randall's Board of Directors and
     Management in the Merger...............................    13
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    14
  FIRPTA Withholding........................................    14
  Dissenters' Rights........................................    14
  Accounting Treatment......................................    15
Description of the Merger Agreement and the Voting
  Agreements................................................    15
  Conditions to the Completion of the Merger................    15
  Termination...............................................    15
  Voting Agreements.........................................    15
Other Matters...............................................    16

                             OVERVIEW OF THE MERGER

     On July 22, 1999, Safeway Inc., SI Merger Sub, Inc., a wholly owned subsidiary of Safeway, and Randall's Food Markets, Inc. entered into a merger agreement. Under the merger agreement, Randall's will be merged with and into SI Merger Sub.

     This proxy statement contains certain information regarding the proposed merger of Randall's with a wholly owned subsidiary of Safeway Inc. and the special meeting of Randall's shareholders to be held to approve the merger agreement and the proposal relating to the severance arrangements and stock option acceleration described in this document. This proxy statement does not contain all of the information that is important to you. Accompanying this proxy statement is a prospectus of Safeway which describes in greater detail information related to the merger and the merger agreement and the related agreements. Safeway has attached to its prospectus complete copies of the merger agreement and the related agreements as well as additional information about Randall's and Safeway. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents referred to in this document, including the accompanying Safeway prospectus and the documents attached to that prospectus.

WHAT YOU WILL RECEIVE IN THE MERGER

     As a result of the merger, each share of Randall's common stock outstanding immediately before the effective time of the merger, other than shares for which dissenters' rights have been exercised and shares held by Safeway or Randall's or any of their wholly owned subsidiaries, will be converted into the right to receive $25.05 in cash and .3204 shares of Safeway common stock. We refer to the
 .3204 number as the "exchange ratio" in this proxy statement, and the cash payment and shares of Safeway common stock together as the "merger consideration" in this proxy statement. If all conditions to the merger are satisfied or waived except for the condition that Safeway and Randall's each receive an opinion of counsel that the merger constitutes a reorganization for purposes of the Internal Revenue Code, the merger consideration will be adjusted to decrease the cash payment and increase the exchange ratio so that the merger consideration will consist of

     - cash and Safeway common stock with an aggregate value equal to the aggregate value of the merger consideration, before any adjustment, based on the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the closing of the merger, and

     - the minimum number of shares of Safeway common stock necessary in order for the conditions related to the delivery of tax opinions to be satisfied.

So long as the value of the stock portion of the merger consideration, on the trading day immediately before the closing date, represents at least 42% of the aggregate value of the merger consideration, including cash paid for fractional shares and cash paid or to be paid to dissenters, no adjustment will be made to the exchange ratio or the cash portion of the merger consideration. Based on the closing price of Safeway stock on the New York Stock Exchange on August 4, 1999 of $54.75 per share, and assuming that none of the Randall's shareholders exercise their dissenters' rights, the merger consideration would be adjusted so that each share of Randall's common stock would be converted into the right to receive $24.70 in cash and approximately .3267 shares of Safeway common stock.

     Since the exchange ratio consists of a fixed number of shares of Safeway common stock that will not be adjusted unless the conditions with respect to the delivery of the opinions as to the tax treatment of the merger described above are not satisfied, the value of the merger consideration that you will receive upon the closing of the merger will fluctuate with changes in the Safeway common stock price. Changes in the business, operations or prospects of Safeway, general market and economic conditions, or other factors may affect the price of Safeway common stock. Most of these factors are beyond Safeway's control. In addition, the prices of the Safeway common stock at the closing may vary from its price on the date of this proxy statement and on the date of the special meeting. RANDALL'S SHAREHOLDERS ARE URGED TO OBTAIN AND REVIEW CURRENT MARKET QUOTATIONS FOR SAFEWAY COMMON STOCK.

     In addition, since the closing may occur after the special meeting, you may not know the value of the merger consideration at the time of the special meeting or how that consideration will be divided between cash and Safeway common stock. You will not be able to vote against the approval of the merger agreement if the Safeway stock price decreases after the special meeting.

     Safeway will not issue fractional shares of Safeway common stock. You will instead be paid cash equal to the fractional share interest to which you would otherwise be entitled multiplied by the closing price for a share of Safeway common stock on the New York Stock Exchange on the last trading day immediately before the closing date of the merger.

     As an example, if you own 100 shares of Randall's common stock at the effective time of the merger, and assuming no adjustment to the cash amount and the exchange ratio, your shares would be converted into $2,505 and 32.04 shares of Safeway common stock. Since cash will be paid instead of fractional shares, in addition to the cash amount, you would receive 32 shares of Safeway common stock and a check for the fraction of a share.

     The Safeway prospectus contains a more detailed description of the merger consideration under the heading "The Merger Agreement -- Merger Consideration."

TREATMENT OF STOCK OPTIONS IN THE MERGER

     Pursuant to the merger agreement, each outstanding Randall's stock option will either become an option to purchase Safeway common stock or be canceled in exchange for cash and Safeway common stock. Subject to the approval of Randall's shareholders with respect to some options described below under "The Special Meeting -- Matters to be Considered at the Special Meeting; Vote Required," all options will become immediately exercisable as a result of the merger. Randall's options that will be converted into Safeway stock options will become options to purchase a number of shares of Safeway common stock equal to

          (1) the per share value of one share of Safeway common stock, determined using the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the merger is completed, divided into

          (2) the product of (a) the per share value of the per share merger consideration, based on the closing price of Safeway common stock, determined using the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the merger is completed, multiplied by (b) the total number of shares of Randall's common stock subject to the Randall's stock option that is to be converted.

     The exercise price of the new Safeway stock option will be equal to (1) the product of (A) the per share exercise price of Randall's common stock subject to the original Randall's stock option and (B) the closing price of Safeway common stock, determined using the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the merger is completed, divided by (2) the per share value of the merger consideration, based on the closing price of Safeway common stock on the trading day before the merger is completed, with the exercise price of the new Safeway option rounded down to the nearest cent.

     Each Randall's stock option that is not converted into a Safeway stock option will be canceled and exchanged for a payment equal in value to the product of (x) the total number of shares of Randall's common stock subject to the Randall's stock option and (y) the excess of $41.75 over the exercise price per share of the Randall's common stock subject to the Randall's stock option. This amount (less applicable withholding taxes) will be paid in Safeway common stock and cash in the same proportion as Safeway common stock and cash is paid to shareholders of Randall's in the merger.

     For further information about the treatment of Randall's stock options, see "Interests of Members of Randall's Board of Directors and Management in the Merger -- Options" in the Safeway prospectus.

EXCHANGE OF SHARE CERTIFICATES

     You should not send your Randall's share certificates to the Company at this time. As soon as practicable after the merger, First Chicago Trust Company of New York, the exchange agent, or another bank or trust company acting as exchange agent, chosen by Safeway and reasonably satisfactory to Randall's, will send you a letter of transmittal and instructions as to how to obtain the merger consideration for your Randall's shares. For more information on the procedures relating to the exchange of shares, see "The Merger Agreement -- Conversion of Shares; Procedures for Exchange of Certificates" in the Safeway prospectus.

                                  SAFEWAY INC.

     Safeway is one of the largest food and drug retailers in North America, with 1,528 stores at June 19, 1999. Safeway's U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Alaska, Colorado, Arizona, the Chicago metropolitan area and the Mid-Atlantic region. Safeway's Canadian retail operations are located primarily in British Columbia, Alberta and Manitoba/ Saskatchewan. In support of its retail operations, Safeway has an extensive network of distribution, manufacturing and food processing facilities. Safeway has made a number of acquisitions in the last two years: the acquisition of The Vons Companies, Inc. in 1997, Dominick's Supermarkets, Inc. in late 1998 and Carr-Gottstein Foods Co. in 1999. Safeway also holds a 49% interest in Casa Ley, S.A. de C.V. which, as of June 19, 1999, operated 83 food and general merchandise stores in western Mexico.

     The Safeway prospectus accompanying this proxy statement contains a description of, among other things:

     - the Safeway capital stock, including the shares of common stock that you will receive in the merger (see "Description of Safeway Capital Stock"), and

     - certain differences between the rights of shareholders of Randall's, a Texas corporation, under Texas law and Randall's articles of incorporation and by-laws and the rights of shareholders of Safeway, a Delaware corporation, under Delaware law and Safeway's certificate of incorporation and by-laws (see "Comparison of Rights of Holders of Safeway Common Stock and Randall's Common Stock").

     In addition, Annexes H, I, J and K to the Safeway prospectus include the Annual Report on Form 10-K of Safeway for the fiscal year ended January 2, 1999, the Quarterly Report on Form 10-Q of Safeway for the quarter ended March 27, 1999, the Quarterly Report on Form 10-Q of Safeway for the quarter ended June 19, 1999 and the Proxy Statement for Safeway's 1999 Annual Meeting of Stockholders, respectively. You should review those documents in their entireties.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     This proxy statement and the documents we refer you to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Randall's and Safeway, based on information currently available to each company's management. These statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements and Safeway and Randall's use words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases to identify these statements. The principal factors that could cause actual results to differ materially from the forward-looking statements include the following factors: general business and economic conditions in operating regions, including the rate of inflation, population, employment and job growth in our markets; pricing pressures and other competitive factors, which include pricing strategies, store openings and remodels; results of programs to reduce costs; the ability to integrate any acquired companies and achieve operating improvements at those companies; increases in labor costs and relations with union bargaining units representing our employees; issues arising from addressing year 2000 information technology issues; expansion, renovation and opening of new stores by competitors; failure to obtain new customers or retain existing customers; inability to carry out strategies to accelerate new store development and remodeling programs, differentiate products and services, leverage frequent shopper programs and increase private label sales; loss or retirement of key executives; higher selling, general and administrative expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; adverse publicity and news coverage; opportunities or acquisitions that either company pursues; and the availability and terms of financing.

     You should understand that these factors, in addition to those discussed elsewhere in this proxy statement and the documents we refer you to, could affect the future results of Safeway, Randall's and the combined entity of Safeway and Randall's, and could cause those results to be materially different from those expressed in the forward-looking statements. Safeway and Randall's do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this proxy statement.

                              THE SPECIAL MEETING

GENERAL

     We are furnishing this proxy statement to holders of Randall's common stock in connection with the solicitation by the board of directors of Randall's of proxies to be voted at the special meeting of Randall's shareholders and any adjournments or postponements of the meeting.

DATE, TIME AND PLACE

     We will hold a special meeting of Randall's shareholders on
               , 1999, at                , local time, at the offices of
Randall's, 3663 Briarpark, Houston, Texas, subject to any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING; VOTE REQUIRED

     At the Randall's special meeting, Randall's shareholders will be asked to consider and vote on:

     1. The merger proposal. A proposal to approve the merger agreement.

     The affirmative vote by holders of a majority of the outstanding shares of Randall's common stock is required in order to approve the merger agreement.

     As of the record date for the special meeting, RFM Acquisition LLC, an affiliate of Kohlberg Kravis Roberts & Co. ("KKR"), owned 18,579,686 shares of Randall's common stock, Onstead Interests, Ltd., an entity controlled by Robert
R. Onstead, a director and Chairman Emeritus of Randall's, owned 6,009,470 shares of Randall's common stock and R. Randall Onstead, Jr., Chairman and Chief Executive Officer of Randall's, owned 203,336 shares of Randall's common stock, together representing approximately 83% of the outstanding shares of Randall's common stock as of that date. Each of those shareholders has entered into a voting agreement with Safeway and the acquisition subsidiary pursuant to which, among other things, such shareholder has agreed to vote its or his shares of Randall's common stock in favor of the approval of the merger proposal and against other proposals to acquire Randall's. As a result, we expect the merger proposal to be approved, whether or not any other shareholder of Randall's votes in favor of the proposal. These voting agreements are described briefly under the heading "Description of the Merger Agreement and the Voting
Agreements -- Voting Agreements" in this document and more fully in the Safeway prospectus accompanying this proxy statement under the heading "The Voting Agreements". In addition, complete copies of the voting agreements are attached as Annexes B, C and D to the Safeway prospectus. We encourage you to read these documents in their entireties.

     2. The benefits proposal. A proposal to approve certain severance and stock option matters related to the merger.

     Pursuant to the merger agreement, the effectiveness of the enhanced severance arrangements and the acceleration of the vesting of certain Randall's stock options, as described below, are subject to, among other things, approval of the benefits proposal.

     In the merger, specified executives of Randall's will become entitled to enhanced severance arrangements as a result of new severance agreements to be entered into by those executives and Randall's before the closing of the merger. These executives, including R. Randall Onstead, Jr. ("Mr. Onstead"), will not become entitled to the enhanced severance arrangements unless and until they agree to give up their rights to severance under the existing Randall's Severance Pay Plans and, in the case of Mr. Onstead, unless he agrees to terminate his existing employment agreement. That agreement is included as
Exhibit 10.6 to Randall's Annual Report on Form 10-K for the fiscal year ended June 27, 1998.

     The new severance agreements increase the amount of severance payable and, in certain circumstances, the number of years during which certain executives are entitled to health and other benefits provided by Randall's. For a description of these severance arrangements, as well as a description of the acceleration of the vesting of certain outstanding Randall's stock options (discussed below), among other things, see "The Merger -- Interests of Members of Randall's Board of Directors and Management in the Merger" in the accompanying Safeway prospectus. The cost of the cash severance arrangements described in the accompanying Safeway prospectus and subject to shareholder approval as described below is as follows:

     - In the event that the top eight executives become entitled to severance under the enhanced severance arrangements described in the Safeway prospectus, each of Mr. Onstead, Michael M. Calbert, Douglas G. Beckstett, J. Russell Robinson and D. Mark Prestidge will be entitled to cash severance payments equal to $3,493,269, $1,175,962, $940,770,
       $940,770, and $999,328, respectively, with an aggregate amount for all eight executives equal to $10,372,409;

     - In the event that all 28 of the vice presidents become entitled to severance under the enhanced severance arrangements described in the Safeway prospectus, the aggregate amount of severance pay to which these vice presidents will be entitled will equal $5,341,758; and

     - In the event that all 34 of the director-level employees become entitled to severance under the enhanced severance arrangements described in the Safeway prospectus, the aggregate amount of severance pay to which these director-level employees will be entitled will equal $1,911,391.

     In addition to the foregoing, in the merger, each outstanding Randall's stock option, whether or not then exercisable, will become exercisable in full, subject to shareholder approval with respect to some stock options as described below. The majority of these stock options were granted under the 1997 Stock Purchase and Option Plan for Key Employees of Randall's and its Subsidiaries (the "Plan") pursuant to a non-qualified stock option agreement, which Plan and form of option agreement are included as Exhibits 10.13 and 10.15, respectively, to Randall's Annual Report on Form 10-K for the fiscal year ended June 27, 1998. The exercise prices for those options range from $12.11 to $13.57 per share. Some of the stock options granted under the Plan vest over time, which we will refer to as "Time Options", and other stock options granted under the Plan vest over time if certain Randall's performance targets are met (but in any event will vest in full seven years and eleven months after the date the options were granted), which we will refer to as "Performance Options". By their terms, the Time Options and some Performance Options automatically become exercisable in full upon the closing of the merger and, pursuant to the Plan, the remaining Performance Options may become exercisable in full, subject to acceleration by the board of directors of Randall's. It is this acceleration that requires shareholder approval. The number of shares subject to Performance Options that will become exercisable only if the benefits proposal is approved, is as follows:

     - With respect to the top eight executives, the aggregate number of shares underlying the Performance Options held by each of them that will become exercisable only if the benefits proposal is approved, is as follows: (1) for Mr. Onstead, 111,479 shares at a per share exercise price of $12.11 and 66,667 shares at a per share exercise price of $12.96; (2) for Mr. Calbert, 20,438 shares at a per share exercisable price of $12.11, 186 shares at a per share exercise price of $12.61, and 23,333 shares at a per share exercise price of $12.96; (3) for each of Messrs. Beckstett, Prestidge and Robinson, and

       Frank Lazaran, Joe R. Rollins and Lee E. Straus, 15,483 shares at a per share exercise price of $12.11; (4) for Messrs. Beckstett, Robinson, Rollins and Straus, 13,333 shares at a per share exercise price of $12.96; and (5) for Messrs. Lazaran and Prestidge, 20,000 shares at a per share exercise price of $12.96; with an aggregate number of shares underlying Performance Options held by the top eight executives equal to 408,333 at an average per share exercise price of $12.49;

     - The aggregate number of shares underlying Performance Options held by the 28 vice presidents that will become exercisable only if the benefits proposal is approved, equals 147,888 at an average per share exercise price of $12.68; and

     - The aggregate number of shares underlying Performance Options held by the 31 director-level employees who hold Performance Options that will become exercisable only if the benefits proposal is approved, equals 63,829 at an average per share exercise price of $12.80.

     The total number of shares underlying stock options that will become exercisable, including the number of shares subject to Performance Options described above that will become exercisable only if the benefits proposal is approved, equals 1,834,927.

     Under Section 280G of the Internal Revenue Code of 1986, the severance payments and the accelerated vesting of the stock options, as described above, could be treated as "parachute payments" made in connection with a "change in control" of Randall's (as that term is defined in Section 280G of the Internal Revenue Code and which definition the merger would meet). This treatment could cause Randall's the loss of a compensation expense deduction for these payments and for the value of the option acceleration and could result in the imposition of a 20% excise tax on a portion of these payments and on the value of the option acceleration, which tax would be payable by the affected employees. Set forth below is a more detailed description of Section 280G of the Internal Revenue Code and the excise tax and the manner in which the excise tax and the loss of the tax deductions may be avoided through shareholder approval of the arrangements described above.

     Excise Taxes and Loss of Tax Deductions. Sections 280G and 4999 of the Internal Revenue Code provide that if an individual receives aggregate Parachute Payments (as defined below) which equal or exceed 300% of the individual's Base Amount (as defined below), then the payor is denied a deduction for, and the recipient is liable for a twenty percent (20%) excise tax on, the amount by which the aggregate Parachute Payments exceed the individual's Base Amount, unless the payments constitute reasonable compensation for services rendered. A "Parachute Payment" is any payment in the nature of compensation to an employee or independent contractor who is also an officer, stockholder or highly compensated individual (a "Disqualified Individual") if (1) such payment is contingent on a change in ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation and (2) the aggregate present value of all such payments that have been made or will be made (other than payments for reasonable compensation for personal services to be rendered on or after the date of such change in ownership or effective control) equals or exceeds 300% of the Disqualified Individual's Base Amount. For purposes of valuing a Parachute Payment, the portion of an accelerated payment taken into account generally is limited to the total of (1) the present value of the acceleration and (2) in the case of a payment that has not been wholly earned at the time of the change in ownership or effective control, an amount reflecting the lapse of the obligation to continue to perform services. The "Base Amount" equals the Disqualified Individual's average annual taxable compensation payable by the corporation with respect to which the change in ownership occurs, or by a predecessor or related entity, during the five most recent taxable years ending before the date on which the change in ownership or effective control occurs.

     Section 280G Exemption: Disclosure and Shareholder Approval. Section 280G of the Internal Revenue Code will not apply to payments made to Disqualified Individuals with respect to a corporation which, immediately before the change in control, has no stock which is readily tradable on an established securities market or otherwise, if (1) such payments are approved by a separate vote of the shareholders of the corporation as described below and (2) adequate disclosure of all material facts concerning such payments is made to all shareholders who will not directly benefit from the approval of the payments.

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

     The proposed regulations under Section 280G of the Internal Revenue Code provide that the shareholder approval must determine a Disqualified Individual's right to receive the payment or, if the Disqualified Individual has already received the payment, the right to retain the payment. It is insufficient for such shareholder vote to "ratify" payments which the corporation is already unconditionally obligated to make.

     Randall's has identified individuals who may potentially be Disqualified Individuals for whom the severance arrangements and/or the option acceleration may constitute Parachute Payments. In order to avoid the application of Sections 280G and 4999 of the Internal Revenue Code to any potential Parachute Payments under the severance arrangements and the option acceleration described above, the severance arrangements (including the severance provisions of Mr. Onstead's new employment agreement) provide that the requisite shareholder approval (as described below) is a condition to Randall's obligations to make such payments. In addition, the board resolution approving the acceleration of option vesting provides that with respect to those individuals who may potentially be Disqualified Individuals, such acceleration will only be effective if such approval is obtained.

     To the extent that the requisite Randall's shareholder approval (as described below) is obtained, the severance payments and option acceleration will be exempt from inclusion in the amount that is subject to the excise tax provisions under Section 4999 of the Internal Revenue Code, and Randall's will be able to deduct the full amount of those payments as compensation expense. Thus approval of the benefits proposal is beneficial to both Randall's and the affected employees by avoiding both the payment of excise taxes by the affected employees and the increased cost to Randall's that the lost deductions would involve.

     The affirmative vote of more than seventy-five percent of all shareholders who (a) are not receiving the severance benefits described above, (b) do not hold Randall's stock options that would become fully exercisable as a result of the acceleration of vesting described above, or (c) are not lineally related to, or the spouse of, any individual who would either receive the severance benefits described above or whose stock options would become fully exercisable as a result of the acceleration of vesting described above is required in order to approve the benefits proposal. Even though all shareholders will vote on the proposal, only the votes of shareholders who are described in this paragraph will count for purposes of calculating whether the proposal has been approved.

     As of the record date for the special shareholders meeting, RFM Acquisition owns more than seventy-five percent of the shares of Randall's common stock required to approve these arrangements, and has informed Randall's that it intends to vote for the approval of the benefits proposal. As a result, Randall's expects the benefits proposal to become effective whether or not any other shareholder approves it.

     In order to satisfy the requirements of the Section 280G exemption described above, Randall's is providing disclosure, in this document and in the accompanying Safeway prospectus, with respect to payments under the severance arrangements and the option acceleration that might constitute Parachute Payments to Disqualified Individuals to be made in connection with the merger (or upon a possible termination of employment upon or following the merger). The board believes that approval of payments under the severance arrangements and the option acceleration are in the best interests of Randall's and its shareholders.

RECORD DATE

     Only holders of record of Randall's common stock at the close of business
on             , 1999, the record date, will be entitled to receive notice and to vote at the Randall's special meeting. As of Randall's record date, there
were           outstanding shares of Randall's common stock.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

     Each share of Randall's common stock is entitled to one vote. Holders of a majority of the shares entitled to vote at the Randall's special meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Randall's special meeting. Randall's will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether there is a quorum at the Randall's special meeting.

     All shares of Randall's common stock represented by properly executed proxies received before or at the Randall's special meeting, and not revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger agreement and FOR the approval of the severance and stock option matters.

     If you fail to submit a proxy or if you abstain from voting, it will have the effect of a vote against the merger proposal and the benefits proposal.

     The shareholders present at the Randall's special meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. In the event of an absence of a quorum, Randall's expects that the meeting will be adjourned or postponed to solicit additional proxies. The people named as proxies by a shareholder may propose and vote for one or more adjournments of the Randall's special meeting to permit further solicitations of proxies in favor of approval of the merger proposal and the approval of the benefits proposal; except that no proxy which is voted against the approval of the merger proposal or the approval of the benefits proposal will be voted in favor of any adjournment.

VOTING SHARES HELD BY THE ESOP

     The shares of Randall's common stock held by the Randall's Food Markets, Inc. ESOP/401(k) Savings Plan, which we will refer to as the "ESOP", will be voted by the trustee for the ESOP, who we will refer to as the "ESOP Trustee". With respect to the merger proposal before this special meeting, the ESOP provides that each participant of the ESOP is entitled to direct the ESOP Trustee as to the voting of shares of Randall's common stock allocated to his or her account. As provided by the ESOP, the ESOP Trustee will vote such allocated shares in accordance with participant directions unless the ESOP Trustee is required, under the Employee Retirement Income Security Act of 1974, to vote otherwise in accordance with certain fiduciary duties. Under the terms of the ESOP, the ESOP Trustee will vote, in accordance with its discretion, all unallocated shares held by the ESOP and all allocated shares for which participant instructions are not timely received by the ESOP Trustee.

     With respect to the benefits proposal before this special meeting, as provided by the ESOP, only the ESOP Trustee is entitled to vote, in accordance with its discretion and with its fiduciary duties, all allocated and unallocated shares held by the ESOP. Therefore, the benefits proposal has not been included as a proposal on the Directions to Trustee cards on which the participants are entitled to direct the ESOP Trustee as to the voting of shares of Randall's common stock.

     The ESOP Trustee will vote all shares allocated to the accounts of participants in accordance with the directions set forth on the Directions to Trustee cards which are timely received by the ESOP Trustee from participants unless such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974. Directions which are not received by the
ESOP Trustee by 5:00 o'clock p.m., New York City time,             , 1999, will
not be tabulated. Randall's will bear the cost of soliciting "Directions to Trustee" from participants.

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

HOW TO REVOKE A PROXY

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

     You may revoke your proxy at any time before its use by delivering to the Corporate Secretary of Randall's a signed notice of revocation or a later-dated signed proxy or by attending the Randall's special meeting and voting in person. Attendance at the Randall's special meeting will not itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

     Randall's will pay the cost of solicitation of proxies for the Randall's special meeting. We urge you to send in your proxies as soon as possible.

                                   THE MERGER

BACKGROUND OF THE MERGER

RANDALL'S

     Randall's was founded by Robert R. Onstead, R. C. Barclay and Norman N. Frewin in Houston, Texas in 1966 with the purchase of two existing grocery stores. Since then, Randall's has expanded its operations through internal growth and acquisition. In 1992, Randall's acquired Cullum Companies, Inc., a company that operated 62 stores in Dallas and Austin under the Tom Thumb banner. In 1994, Randall's acquired 15 stores from AppleTree Markets, Inc. Today, Randall's operates 117 stores located in Houston, Dallas/Fort Worth and Austin.

     In April 1997, Randall's entered into a transaction pursuant to which, in June 1997 RFM Acquisition LLC, a limited liability company formed at the direction of KKR, acquired 18,579,686 shares of Randall's common stock (which represents approximately 62% of the outstanding Randall's shares) and an option to purchase 3,606,881 shares of Randall's common stock at an exercise price of $12.11 per share. Five executives of KKR, Nils P. Brous, James H. Greene, Jr., Henry R. Kravis, Paul E. Raether and George R. Roberts, are members of the Randall's board of directors. Each of those individuals owns 5,000 shares of Randall's common stock directly.

SAFEWAY

     Safeway began operations in 1926 and today is one of the largest food and drug retailers in North America, with 1,528 stores. In 1986, a corporation formed at the direction of KKR acquired Safeway. In recent years, affiliates of KKR have sold a substantial portion of their Safeway stock. KKR Associates, an affiliate of KKR, owns 30,348,647 shares of Safeway common stock (which represents approximately 6% of the issued and outstanding Safeway shares). Four executives of KKR, Messrs. Greene, Kravis and Roberts and Robert I. MacDonnell, are members of the Safeway board of directors.

BACKGROUND OF THE MERGER

     Over the past few years, Safeway has pursued a growth strategy which has focused on acquisitions. In April 1999, Steven A. Burd, Chairman, President and Chief Executive Officer of Safeway, telephoned R. Randall Onstead, Jr., Chairman and Chief Executive Officer of Randall's, to explore whether Randall's might be interested in pursuing such a transaction. In early May, Messrs. Burd and Onstead met to discuss further whether an acquisition of Randall's might be attractive to both companies. On about May 20, 1999, Safeway and Randall's executed a confidentiality agreement covering information to be furnished to Safeway by Randall's. During May 1999, Mr. Burd met with Mr. Onstead on several occasions to discuss operational and financial information about Randall's. In late May, members of Safeway management met with members of

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

Randall's management, and Randall's furnished Safeway with certain non-public information regarding Randall's.

     At a regularly scheduled board meeting in May 1999, the Randall's board was briefed on the conversations that had taken place with Safeway and discussed the possibility of a transaction with Safeway. In early June, members of Safeway management had a preliminary meeting with representatives of Randall's to discuss a potential valuation of Randall's and the issue of whether Safeway would pay cash or stock to the Randall's shareholders. The parties did not reach agreement on the appropriate valuation or form of consideration. Shortly thereafter, Safeway and Randall's suspended discussions concerning a possible transaction and Safeway returned the information provided by Randall's.

     Later in June, representatives of Safeway and Randall's discussed a possible structure for an acquisition that would permit Safeway to pay as much as 60% of the consideration in cash. Safeway's management believed that paying a portion of the consideration in cash would be more accretive to Safeway's earnings in the long-term than issuing shares of stock for the total consideration. In addition, under a part cash and part stock structure, Randall's shareholders could receive the shares of Safeway stock on a tax-deferred basis. These discussions led to further negotiations regarding value. In early July 1999, representatives of Safeway and Randall's agreed on an enterprise value for Randall's of $1.8 billion. The parties agreed to a structure in which the merger consideration would consist of approximately 60% cash and 40% stock, subject to applicable tax considerations necessary to make the transaction a reorganization under the Internal Revenue Code so that the stock portion of the consideration would be tax-deferred, and the Safeway shares would be valued at $49 7/8 per share for purposes of determining the stock portion of the consideration. This valuation was subsequently increased to $52 1/8, as part of the negotiations described below.

     On July 7, 1999, Safeway's board of directors met by telephone conference to discuss the possible acquisition of Randall's. At this meeting, Safeway's senior management described the status of the negotiations and provided an overview of the proposed structure of the transaction. In light of the fact that four executives of KKR served on the Safeway board of directors, the ownership interests in Randall's and Safeway of affiliates of KKR, the role of KKR as financial advisor to, and a representative of, Randall's in the negotiations with Safeway, the Safeway board established a special committee of outside directors who are not affiliated with KKR. The special committee was comprised of Paul Hazen, Rebecca Stirn and William Tauscher. The Safeway board authorized the special committee to review and approve or disapprove the proposed acquisition of Randall's, and, if approved, to recommend the transaction to the Safeway board. Immediately following the board meeting, the special committee met. At that meeting, senior management presented in more detail its view of the benefits to Safeway of acquiring Randall's. Management stated its view that while Randall's was a strong operator, management believed there would be opportunities for Safeway to implement programs at Randall's to save costs and improve operations. The special committee determined that it would retain an independent financial advisor to assist it in its review of the financial aspects of the proposed acquisition.

     Over the next two weeks representatives of Randall's and Safeway negotiated a definitive merger agreement. Those negotiations covered all aspects of the merger agreement, including the scope of the representations and warranties, the circumstances under which the parties would have the right to terminate the agreement and the amount of a termination fee, the conditions to Safeway's obligations to consummate the merger, the treatment of Randall's employee benefit plans following the merger, and the restrictions on the operations of Randall's and Safeway pending completion of the merger. During that time, Safeway insisted, as a condition to signing the definitive agreement, that RFM Acquisition LLC and Messrs. Robert R. Onstead and R. Randall Onstead, Jr. execute agreements pursuant to which they would agree to vote shares of Randall's stock that they owned in favor of the merger and against competing proposals. The parties engaged in extensive negotiations over the terms of the voting agreements, including the termination provisions. In connection with its entering into a voting agreement, RFM Acquisition LLC requested that Safeway expand the existing registration rights agreement with its affiliate, KKR Associates, to include the Safeway shares that would be issued in the merger.

     During July, Safeway and its advisors conducted a financial and legal due diligence investigation of Randall's. As a portion of the proposed consideration would be Safeway common stock, Randall's and its representatives informed Safeway that they would need to conduct due diligence regarding Safeway. On or about July 12, 1999, Safeway and Randall's executed a new confidentiality agreement covering information to be furnished to Randall's by Safeway, and Safeway provided certain legal and financial information to Randall's and its representatives.

     During the week of July 12, 1999, those directors of Randall's who are not executives of KKR and who will be referred to as the independent directors began working directly with Merrill Lynch, Pierce, Fenner & Smith Incorporated and provided Merrill Lynch certain publicly available information and other financial information and projections relating to Randall's prepared by Randall's management. The independent directors requested Merrill Lynch to review the information provided and the proposed terms of the merger and perform a financial analysis in order to determine if the consideration proposed to be paid by Safeway in the merger was fair from a financial point of view to Randall's shareholders, other than Safeway and its affiliates. The independent directors also requested Merrill Lynch to make a presentation to the independent directors and the full board to discuss the underlying analyses performed by Merrill Lynch regarding its opinion. The independent directors also began working directly with Vinson & Elkins so that Vinson & Elkins could aid the independent directors in evaluating the proposed transaction from a legal point of view. On July 16, 1999, the Randall's independent directors were informally updated as to the status of the negotiations with Safeway.

     On July 19, 1999, the Safeway special committee met to review the proposed acquisition. Senior management and the special committee's financial advisors presented their analysis of the operations and financial condition of Randall's. Senior management also provided the special committee with an update on the negotiations and reported the results of Safeway's due diligence review of Randall's. Safeway's management informed the special committee of several important issues that the parties needed to resolve before definitive agreements could be finalized.

     On July 20, 1999, at a regular meeting of the Safeway board of directors, the board expanded the authority of the special committee. The Safeway board authorized the special committee to approve the transaction and authorize the issuance of the Safeway shares in the merger, without any further action of the Safeway board. Later that day, members of Safeway management, representatives of Randall's and KKR and counsel further negotiated provisions of the draft merger agreement and the voting agreements. Over the next two days, representatives of Safeway and Randall's continued to negotiate in an effort to reach a definitive agreement.

     On July 21, 1999, the Randall's board of directors held a special meeting by telephone conference to discuss the proposed acquisition of Randall's by Safeway. At this meeting, the full board of directors received a presentation concerning the board's legal duties and, in particular, the role of the independent directors in light of the representation on both the Randall's and Safeway boards of directors of KKR executives, the ownership interest in both Randall's and Safeway of affiliates of KKR and the role of KKR as a financial advisor to, and a representative of, Randall's in the negotiations with Safeway (and the proposed payment by Randall's of a fee of $8.5 million in consideration for those advisory services). The Randall's board of directors also received a detailed presentation of the terms of the proposed transaction and of the remaining unresolved issues. Following a discussion of these matters, the full Randall's board of directors delegated to the independent directors the right to engage their own financial and legal advisors. Immediately after the meeting of the full board of directors, the independent directors met among themselves and formally retained Vinson & Elkins as their legal advisor and Merrill Lynch as their financial advisor to render an opinion as to the fairness from a financial point of view of the consideration to be received by Randall's shareholders in the merger, other than Safeway and its affiliates. The independent directors had been working with their legal advisor and their financial advisor since July 12, 1999. The independent directors then conferred among themselves and their advisors before adjourning.

     On July 22, 1999, the independent directors met in person with Vinson & Elkins and Merrill Lynch. The other members of the Randall's board of directors were not present at this meeting. During this meeting,

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

Merrill Lynch reviewed with the independent directors the analyses performed by Merrill Lynch underlying its conclusion that the proposed consideration to be received by Randall's shareholders in the merger was fair from a financial point of view to the Randall's shareholders (other than Safeway and its affiliates). Merrill Lynch informed the independent directors that it was prepared to render a written opinion to this effect. The independent directors also discussed the terms of the transaction with Vinson & Elkins. Following the meeting of the independent directors, the remaining Randall's directors joined the board meeting by teleconference so that the entire board of directors could be given a report as to the final proposed terms of the transaction and hear a review of the analyses performed by Merrill Lynch. During these meetings, Merrill Lynch orally rendered its opinion described above to the independent directors and to the full board, which opinion was subsequently confirmed by writing. After this discussion and presentation, the members of the Randall's board of directors who are executives of KKR left the meeting. Following their departure and after further discussion, the Randall's independent directors unanimously voted to approve (1) the merger agreement, the merger and the other transactions and agreements contemplated by the merger agreement, including the voting agreements, and (2) the arrangements between KKR and its affiliates and Randall's, including an engagement letter with KKR for advisory services providing for the payment by Randall's of a fee of $8.5 million, payable at the effective time of the merger, and an indemnification agreement with RFM Acquisition LLC, Onstead Interests, Ltd. and R. Randall Onstead, Jr. related to the voting agreements. Following the deliberations of and actions by the Randall's independent directors, the full board of Randall's reconvened and was given a report as to the actions taken by the Randall's independent directors. The full board then discussed the transactions contemplated by the merger agreement and all of the directors present voted unanimously to approve the merger agreement, the merger and the other transactions and agreements contemplated by the merger agreement.

     On July 22, 1999, the Safeway special committee met and reviewed with counsel the terms of the merger agreement, the voting agreements and the amendment to the KKR registration rights agreement in substantially final form. After discussion with and questions to senior management and its financial advisor, the special committee unanimously approved the merger agreement, the merger and the other transactions and agreements contemplated by the merger agreement.

     On July 22, 1999, representatives of Safeway and Randall's executed the merger agreement, voting agreements and amendment to registration rights agreement. The parties publicly announced the execution of the merger agreement in a joint press release early the next morning.

RECOMMENDATION OF THE RANDALL'S BOARD; REASONS FOR THE MERGER

     Randall's board of directors believes that the merger is fair to you and in your best interests and recommends that you vote FOR the proposal to approve the merger agreement. The Randall's board of directors also recommends a vote FOR the proposal to approve the enhanced severance arrangements and stock option matters.

     In reaching its decision to approve the merger agreement and the merger, the Randall's board of directors, including the directors unaffiliated with KKR acting separately, considered a number of factors, including, without limitation, the following material factors:

     - the amount of consideration to be received by the shareholders of Randall's in the merger;

     - the historical and projected information concerning the business, financial performance and operations of Randall's and Safeway;

     - a review of the possible strategic and financial alternatives available to Randall's, including the possibility of continuing to operate Randall's as an independent entity, as well as the risks and uncertainties associated with those alternatives;

     - the current trend towards consolidation in the supermarket industry, which increases the competitive risks facing Randall's;

     - the opportunity for Randall's shareholders to participate, as holders of Safeway common stock, in a larger, more diversified company, including participation in the value that may be generated through the combination of Randall's and Safeway;

     - the historical market prices and trading information with respect to Safeway common stock and current financial market conditions;

     - the fact that the holders of approximately 83% of the shares of Randall's common stock (including a majority of the shares of Randall's common stock held by holders unaffiliated with KKR) were prepared to commit to vote their shares in favor of the approval of the merger agreement;

     - the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated that, on the basis and subject to the assumptions and limitations set forth in the opinion, the merger consideration was fair from a financial point of view to the holders of Randall's common stock, other than Safeway and its affiliates, and the financial presentation made by Merrill Lynch to the Randall's board of directors in connection with the delivery of its opinion;

     - the ability under the merger agreement of Randall's, subject to specified conditions, to (a) respond to an unsolicited acquisition proposal and (b) terminate the merger agreement if the Randall's board of directors approves a superior proposal, subject to the payment of a termination fee in an amount which the Randall's board of directors believed would not meaningfully impair the possibility of a more favorable competing transaction; and

     - the other terms and conditions of the merger agreement, including the relatively limited number of closing conditions which provides increased certainty that the merger will be completed.

     This discussion of the information and factors considered by the Randall's board of directors is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the merger, the Randall's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Randall's board of directors may have given different weights to different factors. For a discussion of the interests of some members of management of Randall's and the Randall's board of directors, see "Interests of Members of Randall's Board of Directors and Management in the Merger" in this document and in the Safeway prospectus.

OPINION OF RANDALL'S FINANCIAL ADVISOR

     Merrill Lynch, Pierce, Fenner & Smith Incorporated rendered an opinion dated July 22, 1999 to the board of directors of Randall's regarding the fairness from a financial point of view, as of that date, to the holders of Randall's common stock, other than Safeway and its affiliates, of the merger consideration to be received by such shareholders pursuant to the merger. The opinion is not a recommendation to any Randall's shareholder as to how to vote. A description of the analyses performed by Merrill Lynch in connection with its opinion is contained in the Safeway prospectus accompanying this proxy statement under the heading "The Merger -- Opinion of Financial Advisor". A complete copy of the Merrill Lynch opinion is also attached to the Safeway prospectus as Annex
F. WE ENCOURAGE YOU TO READ THE OPINION IN ITS ENTIRETY.

ESOP VALUATION

     U.S. Trust Company of California, the trustee for the ESOP, has hired Houlihan Lokey Howard & Zukin to conduct the independent valuation of the Randall's common stock held by the ESOP. The most recent valuation of Randall's common stock performed by Houlihan Lokey for the ESOP produced a valuation, as of April 3, 1999, of $18.03 per share.

INTERESTS OF MEMBERS OF RANDALL'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
MERGER

     When you consider the recommendation of the Randall's board of directors that you vote for the approval of the merger agreement and for the approval of the benefits proposal, you should be aware that certain directors and officers of Randall's have interests in the merger in addition to their interests generally as Randall's shareholders. These interests may create potential conflicts of interest. These interests include:

     - some Randall's officers and directors are parties to severance and employment agreements with Randall's which provide for enhanced benefits in the event of termination of employment under specified circumstances following the merger; these enhanced severance arrangements are subject to the approval of Randall's shareholders, as described above;

     - subject to the approval of the Randall's shareholders with respect to some options as described above, all stock options held by directors and employees of Randall's will become immediately exercisable in full;

     - KKR will receive an $8.5 million fee upon completion of the merger for its advisory services in connection with the merger;

       '- in consideration for RFM Acquisition LLC, Onstead Interests, Ltd. and
          R. Randall Onstead, Jr. entering into voting agreements to, among other things, vote in favor of the approval of the merger agreement, Randall's has agreed to indemnify each of those shareholders against any liabilities which they may incur arising out of a claim that that person, in his or its capacity as shareholder, has breached a fiduciary obligation to other Randall's shareholders by entering into or performing his or its obligations under those agreements; and

     - Safeway has granted RFM Acquisition LLC registration rights with respect to the shares of Safeway common stock it will acquire in the merger.

     For additional information concerning these interests, see "The
Merger -- Interests of Members of Randall's Board of Directors and Management in the Merger" in the accompanying Safeway prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     We expect the merger to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Assuming the merger is so treated, for federal income tax purposes, upon the exchange of Randall's common stock for a combination of Safeway common stock and cash in the merger, a holder of Randall's common stock generally will recognize capital gain, but not any loss, in an amount equal to the lesser of

     - the amount of gain realized by the holder or

     - the amount of cash received by the holder.

No gain or loss will be recognized by Safeway, the merger subsidiary or Randall's as a result of the merger.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. For a general discussion summarizing material United States federal income tax consequences of the merger to holders of Randall's common stock who hold their Randall's common stock as a capital asset, see "The Merger -- Material United States Federal Income Tax Consequences" in the Safeway prospectus.

FIRPTA WITHHOLDING

     Randall's has not determined whether or not its common stock is a "United States real property interest." As a result, Safeway will be required to withhold 10% of the sum of the cash plus the fair market value of the Safeway common stock received by a holder of Randall's common stock in the merger unless the holder timely provides a certificate, completed and signed under penalties of perjury, in the form entitled "Certification of Non-Foreign Status" which is enclosed with this proxy statement. Any amount of tax withheld by Safeway will be allowed as a credit against the holder's United States federal income tax liability. IN ORDER TO AVOID THE WITHHOLDING, PLEASE PROPERLY COMPLETE AND EXECUTE THE ENCLOSED CERTIFICATE AND RETURN THE EXECUTED CERTIFICATE WITH YOUR PROXY CARD. If you are an individual, complete the [blue] certificate marked

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

"Certification of Non-Foreign Status -- Individual Transferor." If you are not an individual, complete the [green] certificate marked "Certification of Non-Foreign Status -- Entity Transferor." You only need to complete one certificate.

     If the stock of Randall's is a "United States real property interest," a foreign holder would be subject to United States income tax on the merger. A foreign holder of Randall's common stock is, therefore, urged to consult with his or her tax advisor concerning the tax consequences of the merger.

DISSENTERS' RIGHTS

     In considering whether to vote to approve the merger agreement, you should be aware that, under Texas law, you are entitled to dissenters' rights in the merger. For a summary of these rights, see "The Merger -- Dissenters' Rights of Appraisal" in the accompanying Safeway prospectus. Also, attached to the prospectus as Annex G is the text of Articles 5.11 through 5.13 of the Texas Business Corporation Act, which concern dissenters' rights. We encourage you to read those materials in their entirety.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting. See "The Merger -- Accounting Treatment" in the accompanying Safeway prospectus.

         DESCRIPTION OF THE MERGER AGREEMENT AND THE VOTING AGREEMENTS

     The merger agreement and the voting agreements are described in detail in the Safeway prospectus under the headings "The Merger Agreement" and "The Voting Agreements". We urge you to read those descriptions in their entireties as well as the complete agreements, copies of which are attached to the Safeway prospectus as Annexes A, B, C and D.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The completion of the merger depends on meeting a number of conditions, including

     - the approval of the merger agreement by the holders of a majority of Randall's outstanding shares of common stock;

     - the absence of any new law or any injunction that effectively prohibits the merger;

     - the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

     - the effectiveness of the registration statement relating to the shares of Safeway common stock to be issued in the merger; and

     - the receipt of legal opinions regarding material tax consequences of the merger.

TERMINATION

     The merger agreement may be terminated before the effective time of the merger

          (1) by mutual written consent of Safeway and Randall's;

          (2) by either Safeway or Randall's if

           - the merger is not completed on or before December 31, 1999;

           - any governmental entity prohibits the merger; or

           - Randall's shareholders do not approve the merger agreement at a meeting of Randall's shareholders;

          (3) by Safeway if the Randall's board

           - withdraws or modifies in any adverse manner its recommendation that the Randall's shareholders approve the merger agreement or

           - recommends a superior proposal to acquire Randall's; and

          (4) by Randall's, if the Randall's board approves a superior proposal to acquire Randall's.

If the merger agreement is terminated because of the reasons described in (3) or
(4), or if either Randall's or Safeway terminates the merger agreement because the required vote of Randall's shareholders is not obtained at a meeting of Randall's shareholders and, under specified circumstances, Randall's enters into a business combination within the following 12 months, Randall's must pay Safeway a termination fee of $45 million.

VOTING AGREEMENTS

     Concurrently with the execution of the merger agreement, Safeway entered into voting agreements with RFM Acquisition LLC, Onstead Interests, Ltd. and R. Randall Onstead, Jr. Together, these shareholders hold approximately 83% of Randall's outstanding common stock.

     Pursuant to the voting agreements, these shareholders have agreed, among other things, to vote in favor of approval of the merger agreement and against other proposals to acquire Randall's. These shareholders also have agreed that if the merger agreement is terminated under specified circumstances, and the shareholder sells its or his shares under specified circumstances within 12 months after termination of the voting agreement, each shareholder will pay 50% of the consideration received in excess of $41.75 per share less transaction costs, to Safeway.

     The voting agreements terminate on the earlier of the completion of the merger and 60 days after the date on which the merger agreement is terminated.

                                 OTHER MATTERS

     The Board of Directors knows of no matters, other than those referred to herein, to be presented at the special meeting. However, if other matters are properly brought before the special meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

                          RANDALL'S FOOD MARKETS, INC.
                   PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS
                              ___________ __, 1999

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Randall's Food Markets, Inc. (the "Company") hereby appoints R. Randall Onstead, Jr. or Michael Calbert, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held on ________ __, 1999, at ___ a.m. Houston time, at 3663 Briarpark, Houston, Texas, at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement of the Company dated ____ __, 1999:

        1. To approve the Agreement and Plan of Merger, dated as of July 22, 1999, among Safeway Inc., SI Merger Sub, Inc. and Randall's (as the same may be amended from time to time). In the merger, Randall's will become a wholly owned subsidiary of Safeway and each outstanding share of Randall's common stock, other than shares held by Safeway, Randall's, any of their wholly-owned subsidiaries and any dissenting shareholder, will be converted into the right to receive $25.05 in cash and a fraction of a share of Safeway common stock equal to .3204, subject to adjustment as provided in the merger agreement.

                      [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

        2. To approve, pursuant to Section 280G(b)(5)(A)(ii) of the Internal Revenue Code, the enhanced severance arrangements and the adjustment of the terms of options to purchase the Company's common stock to provide for their accelerated vesting or exercisability.

                      [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

        3. To consider and take action on any other business that may properly come before the meeting or any adjournment or postponement thereof.

        This proxy, when properly executed, will be voted in the manner described herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval and adoption of items 1 and 2 above. Receipt of the Company's Proxy Statement dated __________ __, 1999 is hereby acknowledged.



                                                   -----------------------------
                                                   Signature of Shareholder

                                                   -----------------------------
                                                   Printed Name of Shareholder


                                                   Date: ________________, 1999.

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                          USING THE ENCLOSED ENVELOPE.